Exhibit 99.1

     Heinz First-Quarter Earnings Rise 9% to $0.63 Per Share and
             Heinz Increases EPS Outlook to the Upper End
                     of Its $2.54 to $2.60 Range

    FIRST-QUARTER HIGHLIGHTS:

    -- Sales grew 9% to $2.25 billion, fueled by a 25% increase in marketing investment

    --  Organic sales (volume plus price) increased 5%

    --  Sales in emerging markets rose 15%

    --  Sales of top-15 brands grew 11%

    -- Operating income rose almost 15%, reflecting sales growth and strong productivity

    -- Earnings per share rose almost 9% driven by new products and increased marketing investment in Heinz's major brands

    -- Heinz is on track for full-year EPS at the upper end of its $2.54 to $2.60 range

    MULTIMEDIA AVAILABLE:
    http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5478179

    PITTSBURGH--(BUSINESS WIRE)--Aug. 24, 2007--H. J. Heinz Company (NYSE:HNZ) today announced that first-quarter earnings grew 8.6% to $0.63 per share as sales increased 9.1% to $2.25 billion in the quarter ended August 1. Strong organic sales growth of 5.3% (volume plus price) was driven by double-digit growth in ketchup, beans, soups, and Smart Ones(R) meals, and a 25% increase in marketing spending. Operating income increased 14.7% to $366.7 million, reflecting dynamic sales growth, productivity improvements, and very strong performance of the European and Asia/Pacific businesses.

    Sales of the Company's top-15 brands grew 11% from the year-ago quarter, as sales of ketchup rose 13% and sales of beans and soups increased approximately 25%. Sales of Smart Ones, a line of healthy entrees, rose 25%, buoyed by the successful launch of Smart Ones(R) Anytime Selections(TM). In addition, sales in emerging markets (Russia, India, China, Indonesia, Poland (RICIP) and Latin America) grew 15%. Foreign exchange contributed 4.6% to overall sales growth.

    Net income increased 5.8% to $205.3 million, or $0.63 per share, from $194.1 million. This includes a tax rate of 26.6%, up 630 basis points from Q1 last year.

    Heinz Chairman, President and CEO William R. Johnson said: "Heinz continues to post strong sales and earnings and as a result of the outstanding first quarter, Heinz has increased its full year EPS outlook to be near the top of the previously announced range of $2.54 to $2.60. The outstanding performance of Heinz(R) beans, soups, Smart Ones meals and Classico(R) sauces reflects our significant investment in healthier and more convenient products."

    Mr. Johnson added, "I am very pleased with the continuing momentum in the U.S. Consumer Products business, the terrific results in Asia Pacific and the accelerating turnaround in Europe. Our first-quarter performance was outstanding considering a higher tax rate in the quarter and rising raw material prices, partially offset by favorable foreign exchange."

    Commodity costs in the first quarter rose 4.7%, reflecting higher costs for dairy, sweeteners and oils. Heinz responded to rising commodity costs with price increases on average of 2.8% in the quarter and continued strong productivity gains.

    Growth Highlights

    The strong organic sales growth was driven primarily by worldwide ketchup (up 13%), beans in the UK (up 25%), soups (up 24% worldwide) and Smart Ones(R) meals in North America (up 25%). The strong sales growth and product innovation was supported by continued investment in marketing (up 25%) and R&D (up 14%) during the first quarter. Marketing was invested behind a line of products ranging from Smart Ones meals in North America to Heinz(R) soup in the UK and Long Fong(TM) products in China. Increased R&D helped Heinz add to its already robust pipeline of new products with a particular focus on health and wellness.

    In the U.S., Heinz launched Weight Watchers(R) Smart Ones(R) Anytime Selections(TM), healthy hand-held meal solutions for people with on-the-go lifestyles. "Smart Ones Anytime Selections meals exemplify our focus on catering to consumer demand for wholesome, high-quality, convenient and healthy food products," Johnson said. "We plan to continue developing products for people who want healthy lifestyles, great taste, and convenience."

    Internationally, Heinz's major new product introductions in the first quarter included:

    -- In the UK, Heinz improved and re-launched 23 soup varieties across its Classic, Big Soup(TM) and Weight Watchers(R) product lines, helping strengthen its share leadership in that market.

    -- In China, Heinz's premium cereal baby line is being extended nationally. The products are fortified for the development of babies.

    -- In Poland, Heinz launched "Pudliszek(R)" - a new ketchup product for kids under the Pudliszki brand.

    -- In Australia, Heinz launched a new premium range of sauces and also completed the acquisition of the license to the Cottee's(R) and Rose's(R) branded jams, jellies and toppings.

    One of the notable marketing initiatives in the quarter was Heinz's Top This! TV campaign. This contemporary Web-based campaign asked U.S. consumers to create the next Heinz Ketchup television commercials. More than 6,000 people submitted home-made commercials, which to date have been viewed more than 2 million times on YouTube. The public will begin online voting for their favorite ads on or about August 27, and Heinz will announce the winner in September. Consumer response was so overwhelming that Heinz has decided to conduct a follow-up contest beginning in October.

    Key R&D initiatives in the first quarter included the development of Heinz Baked Beans Snap Pots(TM) products in the UK. The microwavable packaging offers consumers a convenient alternative to canned beans, which Heinz introduced in the UK in 1901. The new Snap Pots products are expected to enhance Heinz's market leadership in the baked beans category in the UK.

    FIRST-QUARTER SEGMENT HIGHLIGHTS

    NORTH AMERICAN CONSUMER PRODUCTS

    Sales of the North American Consumer Products segment increased 8% and volume increased 3.3%, due primarily to the strong performance of Heinz(R) ketchup and Weight Watchers(R) Smart Ones(R) frozen products. Price increases on Ore-Ida(R) frozen potatoes, along with reduced promotions on Heinz(R) ketchup and Weight Watchers(R) Smart Ones(R) frozen products, resulted in a net price increase of 1.9%.

    Operating income increased 6.4%, due primarily to the volume and price increases, partially offset by increased marketing and research and development investments and increased commodity costs.

    EUROPE

    Heinz Europe posted excellent results in the quarter, as sales and operating income increased 12% and 16% respectively. Organic sales grew almost 6% due to strong performance on Heinz(R) ketchup, soup, and beans, and Pudliszki(R) branded products in Poland.

    Operating income increased 16%, due to excellent organic sales growth, reduced G&A expenses and the favorable impact of foreign exchange. This was partially offset by increased commodity costs and increased marketing investments.

    ASIA/PACIFIC

    Asia/Pacific had a record-setting quarter, with sales growth of almost 18% and operating income growth of 50%. Organic sales growth of 7.3% reflects strong volume in Australia, New Zealand, India, and China, largely driven by new product introductions and increased marketing.

    Operating income increased 50%, primarily due to significant volume increases in Heinz soup, Asian sauces, Long Fong, and Glucon D(R) and Complan(R) products in India. The outstanding profit performance was also aided by favorable sales mix and foreign exchange, partially offset by increased commodity costs and increased marketing investments.

    U.S. FOODSERVICE

    Organic sales in the U.S. Foodservice business grew 0.5%. Total sales were down 0.8%, due to prior year divestitures. The core ketchup and sauces business performed well, with ketchup sales up 9%. However, overall volume was down reflecting declines in Portion Pac (PPI) and in the tomato products business. Higher pricing reflects list price increases and reduced promotional spending aimed at offsetting significant commodity inflation.

    Operating income decreased 21%, in-line with the Company's expectations, largely reflecting lower PPI volume, the impact of significant commodity cost increases and higher supply chain expenses. The Company's forecast anticipates full-year profit in the foodservice business to be slightly below last year's level.

    Heinz is repositioning its U.S. Foodservice organization to leverage growth synergies around all customer channels as it completes the integration of the Foodservice and Consumer Products businesses during the fiscal year. Heinz expects improving trends as the year progresses reflecting the changes the Company is making to strengthen the business.

    REST OF WORLD

    The Rest of World segment also generated very strong results for the quarter, with sales growth of almost 9% and profit growth of more than 16%. Volume increased 6.3% due primarily to Heinz(R) ketchup sales increases in Latin America. Higher pricing increased sales by 9.4%, largely due to price increases and reduced promotions in Latin America, as well as commodity-related price increases in South Africa. Operating income increased 16.4%, due mainly to increased pricing, higher volume, and margin improvements.

    During the first quarter of Fiscal 2008, the Company changed its segment reporting to reclassify its business in India from the Rest of World segment to the Asia/Pacific segment, reflecting organization changes. For comparativeness, prior periods have been revised to be consistent for all reporting periods.

    MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

    Heinz will host an investment and analyst presentation today at 8:30 a.m. (Eastern Time). The presentation will be webcast live on www.heinz.com and will be archived for playback. The presentation is available live for Media (listen only) at (800) 955-1760.

    The conference call will be hosted by Art Winkleblack - EVP and Chief Financial Officer; Ed McMenamin - Senior Vice President of
Finance and Corporate Controller; and Margaret Nollen - Vice
President, Investor Relations.

    SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

    --  sales, earnings, and volume growth,

    --  general economic, political, and industry conditions,

    -- competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

    --  the availability of raw materials and packaging,

    -- the ability to identify and anticipate and respond through innovation to consumer trends,

    --  the need for product recalls,

    --  the ability to maintain favorable supplier relationships,

    --  currency valuations and interest rate fluctuations,

    --  changes in credit ratings,

    -- the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

    -- approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

    --  the ability to successfully complete cost reduction programs,

    -- the ability to effectively integrate acquired businesses, new product and packaging innovations,

    --  product mix,

    -- the effectiveness of advertising, marketing, and promotional programs,

    --  supply chain efficiency,

    --  cash flow initiatives,

    -- risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

    -- changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws,

    --  the success of tax planning strategies,

    -- the possibility of increased pension expense and contributions and other people-related costs,

    -- the potential adverse impact of natural disasters, such as flooding and crop failures,

    --  the ability to implement new information systems, and

    --  other factors described in "Risk Factors" and "Cautionary
        Statement Relevant to Forward-Looking Information" in the
        Company's Form 10-K for the fiscal year ended May 2, 2007.

    The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

    ABOUT HEINZ: H. J. Heinz Company, offering "Good Food Every Day"(TM) is one of the world's leading marketers and producers of healthy and convenient foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or "on-the-go." Heinz is a global family of leading branded products, including Heinz(R) ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz's total sales), Ore-Ida(R) potato products, Weight Watchers(R) Smart Ones(R) entrees, Boston Market(R) meals, T.G.I. Friday's(R) snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on five continents, showcased by Heinz(R) ketchup, The World's Favorite Ketchup(R). Information on Heinz is available at www.heinz.com.



                 H. J. Heinz Company and Subsidiaries
                  Consolidated Statements of Income
               (In Thousands, Except per Share Amounts)

                                              First Quarter Ended
                                         -----------------------------
                                         August 1, 2007 August 2, 2006
                                             FY2008         FY2007
                                         -------------- --------------

 Sales                                      $2,248,285     $2,059,920
 Cost of products sold                       1,409,885      1,287,503
                                         -------------- --------------
 Gross profit                                  838,400        772,417

 Selling, general and
    administrative expenses                    471,746        452,775
                                         -------------- --------------
 Operating income                              366,654        319,642

 Interest income                                12,881          7,292
 Interest expense                               91,230         75,626
 Other expense, net                             (8,590)        (7,711)
                                         -------------- --------------
 Income before income taxes                    279,715        243,597

 Provision for income taxes                     74,421         49,496
                                         -------------- --------------

 Net income                                   $205,294       $194,101
                                         ============== ==============

 Net income per common share - diluted           $0.63          $0.58
                                         ============== ==============

 Average common shares
 outstanding - diluted                         325,477        334,711
                                         ============== ==============

 Net income per common share - basic             $0.64          $0.59
                                         ============== ==============

 Average common shares
 outstanding - basic                           320,818        331,584
                                         ============== ==============

 Cash dividends per share                        $0.38          $0.35
                                         ============== ==============

 (Totals may not add due to rounding)




                 H. J. Heinz Company and Subsidiaries
                             Segment Data

                                              First Quarter Ended
                                         -----------------------------
                                         August 1, 2007 August 2, 2006
                                             FY2008         FY2007
                                         -------------- --------------
Net external sales:
 North American Consumer Products             $664,672       $615,577
 Europe                                        766,017        685,862
 Asia/Pacific                                  371,345        315,846
 U.S. Foodservice                              363,668        366,613
 Rest of World                                  82,583         76,022
                                         -------------- --------------
 Consolidated Totals                        $2,248,285     $2,059,920
                                         ============== ==============

Operating income (loss):
 North American Consumer Products             $152,410       $143,214
 Europe                                        138,395        119,349
 Asia/Pacific                                   51,251         34,168
 U.S. Foodservice                               43,549         55,056
 Rest of World                                  10,151          8,718
 Non-Operating                                 (29,102)       (40,863)
                                         -------------- --------------
 Consolidated Totals                          $366,654       $319,642
                                         ============== ==============

The company's revenues are generated via the sale of products in the following categories:

  Ketchup and Sauces                          $971,842       $900,975
  Meals and Snacks                             944,822        853,943
  Infant Foods                                 238,950        213,697
  Other                                         92,671         91,305
                                         -------------- --------------
  Total                                     $2,248,285     $2,059,920
                                         ============== ==============




                 H. J. Heinz Company and Subsidiaries
         Sales Variances- First Quarter ended August 1, 2007


                                         Foreign  Acquisitions/
                            Volume Price Exchange Divestitures  Total
                            ------------------------------------------
Segment:
 North American Consumer
  Products                   3.3%   1.9%    0.9%          1.9%   8.0%
 Europe                      2.4%   3.4%    7.9%         (2.0%) 11.7%
 Asia/Pacific                6.1%   1.2%   11.1%         (0.8%) 17.6%
 U.S. Foodservice           (2.7%)  3.2%    0.0%         (1.3%) (0.8%)
 Rest of World               6.3%   9.4%   (0.2%)        (6.9%)  8.6%
 Consolidated Totals         2.5%   2.8%    4.6%         (0.7%)  9.1%




                 H.J. Heinz Company and Subsidiaries
                     Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated August 24, 2007:


Operating Free Cash Flow Calculation
(amounts in thousands)                        First Quarter Ended
                                         -----------------------------
                                         August 1, 2007 August 2, 2006
                                            FY 2008        FY 2007
                                         -------------- --------------
 Cash provided by operating activities          $9,116        $47,516
 Capital expenditures                          (58,212)       (38,927)
 Proceeds from disposals of property,
  plant and equipment                              224         24,402
                                         -------------- --------------
      Operating Free Cash Flow                $(48,872)       $32,991
                                         ============== ==============

MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5478179

    CONTACT: H. J. Heinz Company
             Media:
             Ted Smyth, 412-456-5780
             Michael Mullen, 412-456-5751
             Michael.mullen@us.hjheinz.com
             or
             Investors:
             Margaret Nollen, 412-456-1048